EXHIBIT 10.9

David Stafford Johnson

Attorney at Law

1801 Williams Street, Suite 100

Denver, Colorado 80218

Phone/Fax: 303-377-1712

email: piperdsj@msn.com

Dr. Fred Warnaars

Aurelio Resources Corporation

5554 S. Prince Street, Suite 200

Littleton, Colorado 80120

September 1, 2006

Dear Fred:

I am pleased to submit a proposal to Aurelio Resources Corporation, a Nevada corporation, and its affiliated companies (collectively “Company”) which will create a business relationship between Company and myself. This letter, when accepted by Company, will constitute an agreement between Company and myself to enter into a relationship under the indicated terms and conditions. The parties understand that David Stafford Johnson (“DSJ”) will represent the Company and not its individual shareholders, directors or employees. You should encourage each of those persons to seek independent counsel if and when potential conflicts arise among them, or between them and the interests of the Company.

Engagement and Services

Commencing on the date hereof, Company will retain DSJ to act as General Counsel to the Company providing certain transaction assistance, legal assistance, general legal advisory assistance and for other business purposes. The parties understand and acknowledge that DSJ will make available to the Company up to twenty five (25) hours per month of his available time for the provision of such services. Any time spent over twenty five hours will be billed at DSJ’s discounted hourly rate of $125 per hour.

For being available to the Company in the manner described in this letter, and for being willing to serve as a Board member of Company, Company agrees to issue DSJ two hundred fifty thousand (250,000) restricted common shares of the Company and one hundred thousand (100,000) three year options to purchase additional common shares of the Company at an exercise price based on the initial placement price of the Company (estimated to be approximately $0.40). The parties understand and acknowledge that the aforementioned restricted shares will not be issued to DSJ until the Board of the Company has determined that the ongoing land acquisition program of the company is completed which the Company contemplates will occur no later than the end of October, 2006. For actual services provided, Company will pay DSJ a monthly retainer of $2500 plus the above hourly rate for hours in excess of 25 per month Company also agrees to pay DSJ any additional compensation as a Board member similar to any additional compensation paid to other Board members. Company will also pay DSJ for reimbursable expenses within 30 days of submission of a statement. Travel, telephone, postage (including federal express and courier expenses), filing and recording fees, copier and facsimile machine charges and other project specific expenses incurred by DSJ on behalf of Company will be paid by Company, in accordance with the foregoing schedule. The parties understand this monthly retainer is based on the available hours as described above, and may be changed from time to time as actual time spent by DSJ on Company business changes. DSJ reserves the right to charge interest to the Company’s account at the rate of 1% per month on any amounts not timely paid. Because DSJ works independently, he appreciates and depends upon prompt payment of invoices.

Term and Termination

This Agreement is terminable upon delivery by either party to the other of notice in writing specifying such notifying party’s intention to terminate and the effective date of such termination, which date shall be no earlier than 30 days from the date of notice.

Arbitration

Fortunately, disputes between DSJ and his clients are rare; nevertheless, I think it is prudent to address that contingency. It is DSJ’s desire to resolve any disagreements as to fees or services performed by frank and amicable discussion with Company. If any dispute cannot be so resolved, in the interest of prompt, confidential and inexpensive resolution, Company and DSJ agree that any disputes which may arise concerning the interpretation of the terms of this Agreement shall be resolved by the parties through binding arbitration. The parties agree to submit any issues in dispute to an arbitrator (or panel of arbitrators) agreed by both parties in Denver, Colorado, with the arbitration governed by the rules of the American Arbitration Association.

Provisions and Course of Dealing

No provision of this Agreement and no course of dealing between Company and DSJ shall be deemed to create an employee, partnership, agency or joint venture arrangement or relationship.

Governing Law

This Agreement and the provisions hereof shall be governed in accordance with the laws of the State of Colorado.

Information and Cooperation

In connection with DSJ’s activities on behalf of Company, Company will furnish DSJ with such time, access to personnel and other cooperation as DSJ may reasonably request, to allow DSJ to provide services to the Company effectively. Company will also provide DSJ all information and data concerning Company and any transaction contemplated by Company and will provide DSJ access to Company’s officers, directors, managers, employees, independent accountants and legal counsel to facilitate information flow. Company represents and warrants that all information made available to DSJ, or contained in any prospectus or other offering memorandum, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which the statements are made. Company acknowledges and agrees that, in rendering the services hereunder, DSJ will be using and relying on the information provided to him by Company without independent verification or appraisal. DSJ therefore does not assume responsibility for the accuracy or completeness of any information regarding Company.

Confidentiality

DSJ will not disclose to any third party any confidential or proprietary information regarding Company or its business plans or strategies, the financial nature of the terms of this Agreement, or any information regarding the operations or any prospective investment by Company, without Company’s prior written consent or as required by law. DSJ further agrees not to use any confidential or proprietary information provided to him by Company for any purpose other than assisting Company in completing the transactions of financings contemplated by Company in the context of its conveyance of confidential or proprietary information to DSJ.

Indemnification

Because DSJ will be acting on Company’s behalf, it is DSJ’s practice to receive indemnification. As such, DSJ would expect that Company agree to indemnify and hold DSJ harmless against any and all losses, claims, damages, liabilities or costs (and all actions in respect thereof and any and all legal or other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which DSJ is a party, as and when it occurs, directly or indirectly caused by, relating to, based upon or rising out of DSJ’s acting for or on behalf of Company,. Company also agrees that DSJ will not have any liability (whether direct or indirect) to Company for or in connection with DSJ’s engagement by Company. In all cases directly or indirectly relating to the obligations of Company to DSJ under this Agreement, DSJ shall have the right to retain counsel of DSJ’s choice to represent him, and Company shall pay such fees and expenses of such counsel. Company shall be liable for any settlement of any claim against DSJ made with Company’s consent, which consent shall not be unreasonably withheld.

Modifications, Amendments and Waivers

No modification, amendment or waiver of any provision of this Agreement or consent to any departure from the provisions hereof will be effective unless the same shall be in writing. Any such written waiver or consent will be effective only as to the specific instance and purpose for which it is given. Notwithstanding the foregoing, Company understands that due to DSJ’s representation of other entities, conflicts may arise between and among the Company and the other entities represented by DSJ. In such event, upon notice to the Company by DSJ, Company will deemed to have waived such conflicts unless it promptly notifies DSJ in writing of its decision not to waive such conflicts. In any event, Company waives any conflicts which may arise from the entities listed below under the section styled “Disclosures”.

Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the successors and/or assigns and affiliates of Company. DSJ shall not be entitled to assign this Agreement without the consent of Company.

Disclosures

Company acknowledges that DSJ currently serves as an advisor to Brain Matters, Inc., NYCON Resources Corporation, Tordal Ventures, LLC, MyE Networks, Inc., Distinctive Brands, Inc., CheckFlix, Inc., and is a Professor at Metro State College, and may serve in director, officer, advisor and other capacities for other private and public entities during the term of this Agreement, and that DSJ’s priority commitments of time may be to these other entities. Company agrees to exercise its best efforts to coordinate schedules and in all other respects work to accommodate these other commitments.

I would appreciate your acknowledging your agreement with the terms of this Agreement in the space provided below. I am

Yours aye,

/s/ David S. Johnson
David Stafford Johnson

Accepted and Agreed to this 1st day September, 2006, by Fred Warnaars on behalf of Company

/s/ Frederik Warnaars